 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated July 6, 2020 in the Amendment No. 1 to the Registration Statement (File No. 333-238813) and related Prospectus of Guggenheim Defined Portfolios, Series 2034.

/s/ Grant Thornton LLP_______

GRANT THORNTON LLP

Chicago, Illinois

July 6, 2020